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Exhibit 99A - Form of Notice for Special Meeting of Wayne Bancorp, Inc.


                             WAYNE BANCORP, INC
                           112 West Liberty Street
                             Wooster, Ohio 44691
           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

                             ____________, 1998

TO SHAREHOLDERS OF WAYNE BANCORP, INC.:

         Notice is hereby given that a special meeting of the shareholders of Wayne Bancorp, Inc., an Ohio corporation and bank holding company located in Wooster, Ohio (`Wayne"), will be held at the Wayne County National Bank Loan Department, 2nd Floor, 140 W. Liberty Street, Wooster, Ohio 44691, on __________, 1998, at ___:00 __.m., local time, to consider and take action upon:

1. A proposal to approve and adopt a Merger Agreement dated as of October 13, 1997 (the "Merger Agreement") by and between Wayne and Chippewa Valley Bancshares, Inc., an Ohio corporation and bank holding company ("Chippewa"), with such agreement providing for, among other things, the merger of Chippewa with and into Wayne. Each outstanding share of Chippewa Common Stock will be converted into Wayne Common Stock in accordance with the terms of the Merger Agreement. As a result of the proposed merger, Chippewa will be merged into Wayne.

2. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT THEREOF.

         The record date for the meeting has been fixed at ____________, 199_. Only the shareholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment thereof.

         A favorable vote of at least a majority of the outstanding shares of Wayne Common Stock is required to approve the Merger Agreement. Accordingly, each shareholder is urged to sign the enclosed proxy card and return it promptly to Wayne.

                                            By order of the Board of Directors

                                            Jimmy D. Vaughn
                                            Secretary

         YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOUR STOCK IS HELD IN MORE THAN ONE NAME, ALL PARTIES MUST SIGN THE PROXY FORM.